Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-125987, No. 333-136869, No. 333-148813) of Winthrop Realty Trust and subsidiaries of our report dated March 1, 2009 relating to the financial statements of Lex-Win Concord LLC, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

March 16, 2009